Exhibit 23.1

Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Ultimate Novelty Sports Inc. on Form S-1 of my Report of Independent Registered Public Accounting Firm dated January 6, 2012, on the consolidated balance sheets of Ultimate Novelty Sports Inc. as at March 31, 2011, and the related consolidated statements of operations, stockholders' (deficit), and cash flows for the period from April 23, 2010 (inception) through March 31, 2011.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

Aurora, Colorado                                                                     /s/ Ronald R.Chadwick, P.C.

January 30, 2012                                                                      RONALD R. CHADWICK, P.C.